Exhibit 10.96

CATALYST SEMICONDUCTOR, INC.

Fiscal 2006 Executive Bonus Plan

The Company’s executive compensation philosophy is to pay a combination of base salary and bonuses that are in aggregate competitive to market rates and to reward executives for corporate financial performance and the achievement of individual personal goals important to implementing the corporate operating or strategic plans.

Outline of 2006 Executive Bonus Plan:

1.               The executive bonus pool is determined based upon a formula established by the Compensation Committee that measures the Company’s ROE, net income and total revenue and is subject to the discretion of the compensation committee.  Aggregate annual bonuses under the executive bonus pool will be targeted at 50% of each executive’s annual base salary (65% in the case of the chief executive officer) and, depending upon the Company’s performance and any discretionary adjustments by the Compensation Committee, will be capped at 100% of each executive’s annual base salary (130% in the case of the chief executive officer).

2.               Bonuses to each executive are to be paid quarterly based on the Company’s cumulative performance through each quarter and are subject to adjustment at the discretion of the Compensation Committee.

3.               The maximum quarterly bonus will be based upon the following percentages of the estimated total annual payments based upon cumulative performance: 12% for the fiscal first quarter, 15% for the fiscal second quarter, 23% for the fiscal third quarter and 50% for the fiscal fourth quarter.

Other Provisions of the Plan:

1.   Executives who work less than full-time may be eligible to receive prorated bonuses at the discretion of the Compensation Committee.

2.   To be eligible to receive a bonus, executives must be employed as of the applicable bonus payment date.  Executives whose employment is terminated for any reason or no reason prior to the applicable bonus payment date will not be entitled to receive a bonus.  There will be no bonus paid for partial periods of employment prior to a bonus payment date.

3.   Each bonus that may become payable under the plan will be paid solely from the general assets of the Company.  Nothing in this plan will be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which he or she may become entitled.

4.   The bonus plan will be administered by the Compensation Committee.  The Compensation Committee will have all powers and discretion necessary or appropriate to administer the plan and to control its operation, including, but not limited to, the power to (a) determine which executives will be participants in the plan, (b) prescribe the terms and conditions of the bonuses, (c) interpret the plan, (d) adopt rules for the administration, interpretation and application of the plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.  The plan may be amended, suspended or terminated prematurely in the sole and absolute discretion of the Compensation Committee.

5.   To the maximum extent permitted by law, an employee’s rights or benefits under this plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void.  No right or benefit under the plan will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the employee.

6.  If any provision of the plan is found to be invalid or unenforceable, such provision will not affect the other provisions of the plan, and the plan will be construed in all respects as if such invalid provision had been omitted.  The provisions of the plan shall be governed by and construed in accordance with the laws of the state of California (without regard to its conflict of law rules).

7.   This plan does not constitute a contract of employment or impose on either the employee or the Company, its subsidiaries or its successor any obligation to retain the participant as an employee.  This plan does not change the status of a participant as an employee at will, or the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the plan.